FORM 12B-25         U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                          NOTIFICATION OF LATE FILING


                                                          Commission File Number
                                                                  0-23178
                                  (Check One)

                |_| Form 10-K      |_| Form 11-K      |_| Form 20-F
                   |X| Form 10-Q and Form 10-QSB  |_| Form N-SAR

                         For Period Ended: June 30, 1996

|_| Transition Report on Form 10-K and Form 10-KSB
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q and Form 10-QSB
|_| Transition Report on Form N-SAR

For the transition period ended ________________________________________________

Read Attached Insturction Sheet Before Preparing Form. Please print or type.


     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Full Name of Registrant: Equisure, Inc.


Former Name if Applicable: Aloe Vera Naturel, Inc.

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Address of Principal Executive Office (Street and Number): 527 Marquette


City, State and Zip Code: Minneapolis, MN 55402



PART II - RULES 12B-25 (b) AND (b)

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ]       (a)  The reasons described in reasonable detail in Part III on this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report / portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]       (c)  The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.


PART III - NARRATIVE

          State below in reasonable detail the reasons why the Forms 10-K, 20-F or 10-Q, or portion thereof, could not be filed within the prescribed time period.


                        The accounting was not finished



PART IV - OTHER INFORMATION

          (1) Name and telephone number of person to contact in regard to this notification


             Charles Clayton               (612)                 338-3738
                 (NAME)                  (AREA CODE)        (TELEPHONE NUMBER)


          (2) Have all other periodic reports required (under Section 13 or 15(d) of the Securities Exchange Act of 1934) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s)
                                                                     X YES __ NO

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                   __ YES  X NO

               If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


                                 Equisure, Inc.

                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

   Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date August 13, 1996                       By /s/ Charles Clayton

                                   ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001)